Contact: Frances G. Rathke, CFO

Tel: (802) 244-5621, x.1300

Green Mountain Coffee Roasters Reports Fiscal 2007
First Quarter Results

- The success of the Keurig single-cup brewing system and K-Cups drive strong sales growth -

WATERBURY, VT (February 1, 2007) -- Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced its fiscal first quarter results for the thirteen weeks ended December 30, 2006.

The Company changed its quarterly calendar in fiscal 2007 to report four thirteen-week quarters ending on the last Saturday in September (which is the same year-end as in prior years). The prior quarterly calendar was 16 weeks for the first quarter, twelve weeks for the second, third and fourth quarters except in the years with the additional 53rd week.

A reconciliation of all GAAP to non-GAAP financial measures is provided in the Company's financial tables accompanying this press release. A reconciliation of the fiscal first quarter 2006 consolidated statement of operations as reported for the sixteen weeks ended January 14, 2006 and the as adjusted, and thus comparable, fiscal first quarter 2006 presented on a thirteen weeks basis which would have ended on December 24, 2005 is provided in the Company's financial tables accompanying this press release and will be provided as a footnote in the Company's fiscal first quarter 2007 SEC filing. The as adjusted thirteen-week fiscal first quarter of 2006 data is used for comparative purposes in the following quarterly analyses.

Net sales for the first quarter of fiscal 2007 totaled $83.3 million as compared to $63.9 million reported in the prior sixteen-week period. Excluding the extra three weeks in the fiscal first quarter of 2006, net sales for the first quarter of fiscal 2007 increased 56.8% over the as adjusted net sales for the prior period. Included in Green Mountain Coffee's net sales of the fiscal first quarter of 2007 is approximately $22.1 million of Keurig, Inc.'s (Keurig) net sales, after elimination of inter-company sales. The Company acquired Keurig in June 2006.

Net income for the fiscal first quarter of 2007 was $2.4 million or $0.30 per diluted share, compared to the reported sixteen week fiscal first quarter of 2006 net income of $3.0 million or $0.38 per diluted share. Excluding the extra three weeks in the fiscal first quarter of 2006 net income was $2.9 million, or $0.37 per diluted share. Excluding the impact of the non-cash items described below, non-GAAP net income grew approximately 19.4% in the fiscal first quarter totaling $3.7 million, or $0.46 per share, compared to non-GAAP net income of $3.1 million or $0.39 per share, for the comparable year ago period. The non-cash items were: 1.) Pre-tax non-cash stock-based compensation charges of $744,000 or approximately $0.06 per diluted share in the fiscal first quarter of 2007 as compared to $339,000 or approximately $0.02 per diluted share in the adjusted thirteen-week first quarter of fiscal 2006; 2.) As part of the purchase price accounting for the acquisition of Keurig, the fiscal first quarter 2007 results include pre-tax non-cash amortization expense related to the identifiable intangibles and pre-tax non-cash inventory step-up adjustments of approximately $1.3 million or $0.10 per diluted share; and 3.) The Company's net income in the fiscal first quarter of 2006 includes recognition of after-tax non-cash income of $2,000 or $0.00 per share as a result of its equity investment in Keurig, Inc.

Robert P. Stiller, Chairman, President and Chief Executive Officer said, "I am very pleased with our first quarter financial results and achievements. Looking ahead, we are focused on continuing to deliver strong sales growth and further improve our operating margins. The three key growth drivers for the Company are our proprietary Keurig single-cup brewing and K-Cup® system; our Fair Trade Certified™ and organic coffees, including Newman's Own® Organics; and our multi-channel geographic expansion strategy." Stiller added, "We are an innovative company with a passion for great coffee, outstanding customer service, and making a positive difference in the world. Thanks to an incredible team at Green Mountain Coffee and Keurig, we are on a path of sustainable growth and financial strength and I am gratified and excited by our success in pursuing all three passions."

Fiscal 2007 First Quarter Ended December 30, 2006 Financial Review

Green Mountain Coffee Roasters Stand-Alone Highlights:

  Net sales for the first quarter of fiscal 2007 were $61.3 million as compared to $63.9 million reported in the prior sixteen-week period. Excluding the extra three weeks in the fiscal first quarter of 2006, net sales for the first quarter of fiscal 2007 increased 15.3% over the as adjusted net sales of $53.1 million during the prior period. Dollar sales growth was strongest in the consumer direct, office coffee service (OCS), and food service channels. Green Mountain K-Cup® shipments of coffee and tea increased 34% over the prior year comparable quarter.
  The consumer direct channel grew 60% in coffee pounds shipped. The majority of this growth was related to the sales of K-Cups® to consumers for use with Keurig® Single-Cup Brewers, as well as K-Cup sales to Keurig, for their developing retail and consumer channels.
  The 15% increase in the OCS channel continues to demonstrate the appeal and success of the Keurig single-cup brewing system.
  The food service channel increased 16% in coffee pounds shipped with the majority of this increase driven by continued strong sales to existing customers, including McDonald's restaurants in New England and Albany, New York.
  In the convenience store channel, coffee pounds shipped decreased 7%. This decrease primarily relates to fluctuations in quarterly inventory replenishment to McLane Company, the distributor to Exxon Mobil Corporation convenience stores.
  The supermarket channel coffee pounds shipped decreased 4% with increased coffee pounds from new customer acquisitions not fully offsetting certain declines in some other supermarket customers due to increased competition in the specialty coffee category in this channel.
  The Company experienced a 17% gain in shipments of certified Fair Trade and organic coffees, including co-branded Newman's Own® Organics coffees. Certified Fair Trade and organic coffees represented 29% of total Company volume.
  Gross profit margin was 35.0% of sales as compared to the previously reported prior sixteen-week period of 34.9%. Excluding the extra three weeks in the first quarter of 2006, the as adjusted gross profit margin was 35.7% with the first quarter 2007 decline in margin due primarily to variations in sales mix.
  Selling, general and administrative (S,G&A) expenses were 25.6% of sales as compared to the previously reported prior sixteen-week period of 26.9%. Excluding the extra three weeks in the first quarter of 2006, the as adjusted S,G&A margin was 26.3%. This improvement in S,G&A margin was the result of leveraging selling and organizational resources on a higher sales base.
  The Company's operating income for the first quarter of fiscal 2007 was $5.7 million as compared to $5.2 million reported in the prior sixteen-week period. Excluding the extra three weeks in the fiscal first quarter of 2006, operating income for the first quarter of fiscal 2007 increased 14.3% over the as adjusted operating income of $5.0 million during the prior period. The Company's stand-alone operating margin was 9.3% for the first quarter of 2007 as compared to 9.4% in the comparable last year period. Excluding the $470,000 stock compensation charge in the first quarter of 2007 and the comparable $339,000 stock compensation charge in the comparable first quarter of 2006, the Company's stand-alone operating margin was 10.1% as compared to 10.0% in the as adjusted prior year period.

Keurig, a wholly owned subsidiary, Stand-Alone Highlights:

  Net sales of Keurig included in the Company's first quarter of fiscal 2007 prior to elimination of inter-company sales were $29.7 million, an increase of 44% over the prior year period when Keurig was not consolidated into the Company's financial results. The increase in sales was primarily due to higher brewer and K-Cup sales and royalty income from the sales of K-Cups. As part of the consolidation, $7.6 million of inter-company sales and $7.3 million of cost of goods sold were eliminated. Further detail on shipments of Keurig brewers and K-Cups is provided in the chart accompanying this press release.
  Net income before income taxes was $1.4 million after inter-company eliminations and before the impact of the purchase price items described below. For the fiscal first quarter of 2007, the net impact of Keurig was to decrease the consolidated income before tax of the Company by approximately $1.7 million.

Keurig Purchase Price Accounting Highlights included in the Company's financial results for the fiscal first quarter of 2007:

  Green Mountain Coffee financed the cash portion of the purchase price of Keurig through a new five-year $125 million syndicated revolving credit facility led by Bank of America. The interest expense associated with the acquisition increased the Company's total interest expense by approximately $1.8 million for the quarter.
  In the first quarter of fiscal 2007, the pre-tax non-cash amortization expense related to the identifiable intangibles and inventory step-up adjustment was approximately $1.3 million.
  As part of the purchase price, Green Mountain Coffee assumed the currently outstanding unvested options of the Keurig employees at June 15, 2006 and issued an inducement grant. The aggregate expense associated with these stock options is estimated at a total of $4.7 million which will be recognized over the next four years with a greater percentage of the expense in the first two years. For the first quarter of fiscal 2007, stock option expense associated with the Keurig options was $273,000.

Business Outlook and Other Forward-Looking Information

Company Estimates for Fiscal Year 2007:

  Total consolidated net sales growth of 35% to 45% including a range of 17% to 20% for Green Mountain Coffee without giving effect to Keurig sales as a result of the acquisition primarily due to anticipated strong double-digit sales in the office coffee channel and significant growth in the consumer direct channel. Fiscal 2007 will be 52 weeks as compared to 53 weeks in fiscal 2006.
  An operating margin in the range of 9.0% to 9.5% including consolidated non-cash charges of approximately $3.6 million for stock option compensation and $5.3 million for non-cash amortization expense related to the purchase price accounting allocation to certain intangibles and the inventory step-up adjustment.
  Interest expense of $6.5 to $7.5 million.
  A tax rate of 42.0% as compared to 41.4% in fiscal 2006.
  Fully diluted GAAP earnings per share in the range of $1.51 to $1.57 per share, including the non-cash stock compensation expenses and amortization expenses related to the identifiable intangibles, which are estimated to reduce EPS by approximately $0.60 per share ($0.25 per share for stock compensation expense and $0.36 per share for amortization expense). This compares to fully diluted fiscal 2006 GAAP EPS of $1.07. For comparison purposes, excluding the impact of these non-cash expenses, non-GAAP EPS is estimated to be in the range of $2.11 to $2.17 in fiscal 2007 as compared to non-GAAP EPS of $1.45 per share in fiscal 2006.

Company Estimates for the Second Quarter Fiscal 2007 to end on March 31, 2007:

  Please note that the prior year's fiscal calendar had twelve weeks in the second quarter whereas there will be thirteen weeks for the second quarter of fiscal 2007.
  Consolidated net sales in the range of $75 million to $79 million with Green Mountain Coffee's stand-alone net sales for the second thirteen weeks of fiscal 2007 in the range of $56 million to $59 million.
  An operating margin in the range of 8.0% to 8.5% including a non-cash charge of approximately $900,000 or $0.06 per share for stock option compensation and non-cash amortization expenses for identifiable intangibles of approximately $1.2 million or $0.08 per share.
  Fully diluted earnings per share in the range of $0.29 to $0.34 per share, including the non-cash stock compensation expenses and amortization expenses related to the identifiable intangibles, which are estimated to reduce EPS by approximately $0.14 per share.

Company Estimates Relating to Balance Sheet and Cash Flow:

  Capital expenditures for fiscal 2007 in the range of $18 to $20 million.
  Depreciation and amortization expenses in the range of $15.3 to $16.3 million including the $5.3 million for amortization of identifiable intangibles.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits and information regarding non-cash related items such as stock-based compensation, inventory step-up adjustments and amortization of identifiable intangibles related to the Keurig acquisition completed on June 15, 2006 and non-cash gains or losses from the Company's equity investment in Keurig prior to the acquisition. In addition, as a result of the Company's change in its calendar quarters in fiscal 2007, the Company is providing quarter-to-quarter comparisons on an as adjusted basis for comparative purposes. These amounts are not in accordance with, or an alternative to, GAAP. The Company's management believes that these measures provide investors with greater transparency by helping to illustrate the underlying financial and business trends relating to the Company's results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. In this press release, the Company presents its results for the first quarter of fiscal 2007 and the comparable prior period on a GAAP and Non-GAAP basis with line item reconciliation.

Green Mountain Coffee Roasters will be discussing these financial results and future prospects with analysts and investors in a conference call available via the internet. The call will take place today, at 10:30 AM ET and will be available via live webcast on the Company's website at www.GreenMountainCoffee.com and other major portals.

The Company archives the latest conference call on the Investor Services section of its website for a period of time. A replay of the conference call also will be available by telephone at 719-457-0820, confirmation code 4595271 from 1:30 PM ET on February 1st through midnight on Monday, February 5, 2007.

Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) is recognized as a leader in the specialty coffee industry for its award-winning coffees and successful business practices. The Company sells over 100 high quality selections, including Fair Trade Certified™ and organic coffees under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands. While the majority of the Company's revenue is derived from its wholesale, direct mail, and e-commerce operations (www.GreenMountainCoffee.com), it also owns Keurig, Incorporated, a pioneer and leading manufacturer of gourmet single-cup brewing systems. Keurig markets premium single-cup (K-Cup) coffee brewing systems for the office and the home while the Company licenses, manufactures and sells Green Mountain coffee and tea K-Cups® for offices, homes and other venues. Green Mountain Coffee Roasters was recently ranked No. 1 on the Business Ethics list of "100 Best Corporate Citizens," and has been recognized repeatedly by Forbes, Fortune Small Business, and the Society of Human Resource Management as an innovative, high-growth, socially responsible company.

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, fluctuations in availability and cost of high-quality green coffee, the unknown impact of any price increases on net sales, competition, business conditions in the coffee industry and food industry in general, Keurig Inc.'s ability to continue to grow and build profits in the office and at home markets, the impact of the loss of one or more major customers for Green Mountain Coffee or reduction in the volume of purchases by one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee's level of success in continuing to attract new customers, the Company's success in efficiently expanding operations and capacity to meet growth, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks as described more fully in the Company's filings with the Securities and Exchange Commission. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

- Tables Follow -

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)
	Thirteen weeks ended December 30, 2006	Sixteen weeks ended January 14, 2006

Net sales	$ 83,341	$ 63,867
Cost of sales	51,656	41,573
Gross profit	31,685	22,294

Selling and operating expenses	19,272	13,328
General and administrative expenses	6,592	3,803
Operating income	5,821	5,163

Other income	38	71
Interest expense	(1,793)	(84)
Income before income taxes	4,066	5,150

Income tax expense	(1,624)	(2,172)
Income before equity in earnings of Keurig, Incorporated, net of taxes	2,442	2,978
Equity in earnings of Keurig, Incorporated, net of taxes	-	2
Net income	$ 2,442	$ 2,980
	====	====
Basic income per share:
Weighted average shares outstanding	7,651,320	7,475,844
Net income	$ 0.32	$ 0.40

Diluted income per share:
Weighted average shares outstanding	8,076,561	7,877,622
	$ 0.30	$ 0.38

- More -

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Consolidated Balance Sheets
(Dollars in thousands)

	December 30, 2006	September 30, 2006
	unaudited
Assets
Current assets:
Cash and cash equivalents	$3,734	$1,066
Restricted cash and cash equivalents	32	208
Receivables, less allowances of $1,264 and $1,021 at December 30, 2006, and September 30, 2006, respectively	29,954	30,071
Inventories	28,471	31,796
Other current assets	3,214	2,816
Income tax receivable	2,819	618
Deferred income taxes, net	1,426	1,384
Total current assets	69,650	67,959

Fixed assets, net	50,291	48,811
Intangibles	37,817	39,019
Goodwill	75,305	75,305
Other long-term assets	2,799	2,912

	$235,862	$234,006
	=======	=======
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$ 87	$ 97
Accounts payable	20,698	23,124
Accrued compensation costs	6,038	6,736
Accrued expenses	8,299	7,978
Other short-term liabilities	650	874
Total current liabilities	35,772	38,809

Long-term revolving line of credit	99,400	102,800
Long-term debt	53	71
Deferred income taxes	20,331	17,386

Commitments and contingencies
Stockholders' equity:
Common stock, $0.10 par value: Authorized - 20,000,000 shares; Issued - 8,865,512 and 8,786,505 shares at December 30, 2006 and September 26, 2006, respectively	887	879
Additional paid-in capital	38,741	36,070
Retained earnings	48,580	46,138
Accumulated other comprehensive (loss)	(303)	(548)
ESOP unallocated shares, at cost -- 9,770 shares	(263)	(263)
Treasury shares, at cost - 1,157,554 shares	(7,336)	(7,336)
Total stockholders' equity	80,306	74,940

	$235,862	$234,006
	=======	=======

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GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations Reconciliation of Reported First Quarter 2006 to Adjusted First Quarter 2006 Period
(in thousands except per share amounts)

	First Quarter 2006
	Reconciliation
	First Quarter	Less: Adjustment	First Quarter
	2006, As	for extra 3 weeks	2006, As
	Reported		Adjusted
	(16 weeks)		(13 weeks)

Net Sales	$ 63,867	$ (10,732)	$ 53,135
Cost of Sales	41,573	(7,425)	34,148
Gross Profit	22,294	(3,307)	18,987
Selling and operating expenses	13,328	(2,540)	10,788
General and administrative expenses	3,803	(605)	3,198
Operating Income	5,163	(162)	5,001
Other income	71	(18)	53
Interest expense	(84)	35	(49)
Income before income taxes	5,150	(145)	5,005
Income tax expense	(2,172)	61	(2,111)
Income before equity in losses of Keurig,	2,978	(84)	2,894
Incorporated, net of tax benefit
Equity in income (loss) of Keurig,	2	-	2
Incorporated, net of tax benefit
Net Income	$ 2,980	$ (84)	$ 2,896

Net Income per share - basic	$ 0.40	$ (0.01)	$ 0.39

Net income per share - diluted	$ 0.38	$ (0.01)	$ 0.37

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GREEN MOUNTAIN COFFEE ROASTERS, INC.
Consolidated Statements of Operations- Non-GAAP basis
(in thousands except per share amounts)
	Thirteen weeks ended December 30, 2006
	GAAP	Stock- Based Compensation	Inventory Step up Adjustment	Amortization of Identifiable Intangibles	Equity in earnings of Keurig, net of tax benefit	Non-GAAP

Net Sales	$83,341	$-	$-	$-	$-	$83,341
Cost of Sales	51,656	(80)	(130)	-	-	51,446
Gross Profit	31,685	80	130	-	-	31,895
Selling and operating expenses	19,272	(280)	-	-	-	18,992
General and administrative expenses	6,592	(384)	-	(1,203)	-	5,005
Operating Income	5,821	744	130	1,203	-	7,898
Other income	38	-	-	-	-	38
Interest expense	(1,793)	-	-	-	-	(1,793)
Income before income taxes	4,066	744	130	1,203	-	6,143
Income tax expense	(1,624)	(297)	(52)	(480)	-	(2,453)
Income before equity in losses of Keurig,	2,442	447	78	723	-	3,690
Incorporated, net of tax benefit
Equity in income (loss) of Keurig,	-	-	-	-	-	-
Incorporated, net of tax benefit
Net Income	$2,442	$447	$78	$723	$-	$3,690

Basic income per share:
Weighted average shares outstanding	7,651,320	7,651,320	7,651,320	7,651,320	7,651,320	7,651,320
Net Income	$0.32	$0.06	$0.01	$0.09	$-	$0.48

Diluted income per share:
Weighted average shares outstanding	8,076,561	8,076,561	8,076,561	8,076,561	8,076,561	8,076,561
Net income	$0.30	$0.06	$0.01	$0.09	$-	$0.46

	As Adjusted Thirteen weeks ended December 24, 2005
	GAAP	Stock- Based Compensation	Inventory Step up Adjustment	Amortization of Identifiable Intangibles	Equity in earnings of Keurig, net of tax benefit	Non-GAAP

Net Sales	$53,135	$-	$-	$-	$-	$53,135
Cost of Sales	34,148	(51)				34,097
Gross Profit	18,987	51	-	-	-	19,038
Selling and operating expenses	10,788	(110)				10,678
General and administrative expenses	3,198	(178)				3,020
Operating Income	5,001	339				5,340
Other income	53	-				53
Interest expense	(49)	-				(49)
Income before income taxes	5,005	339				5,344
Income tax expense	(2,111)	(143)				(2,254)
Income before equity in losses of Keurig,	2,894	196				3,090
Incorporated, net of tax benefit
Equity in income (loss) of Keurig,	2	-			(2)	-
Incorporated, net of tax benefit
Net Income	$2,896	$196	$-	$-	$(2)	$3,090

Basic income per share:
Weighted average shares outstanding	7,475,844	7,475,844	7,475,844	7,475,844	7,475,844	7,475,844
Net Income	$0.39	$.03	$-	$-	$-	$0.41

Diluted income per share:
Weighted average shares outstanding	7,877,622	7,877,622	7,877,622	7,877,622	7,877,622	7,877,622
Net income	$0.37	$0.02	$-	$-	$-	$0.39

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GREEN MOUNTAIN COFFEE ROASTERS, INC.
Total Coffee Pounds Shipped by Stand-Alone Green Mountain Coffee
(Unaudited Pounds in Thousands)

Channel	Q1 13 wks. ended 12/30/06	Q1 13 wks. ended 12/24/05	Q1 Y/Y lb. Increase	Q1 % Y/Y lb. Increase
Supermarkets	1,657	1,725	(68)	-3.9%
Convenience Stores	1,455	1,560	(105)	-6.7%
Office Coffee Srvs	1,720	1,501	219	14.6%
Food Service	1,367	1,182	185	15.7%
Consumer Direct	503	314	189	60.2%
Totals	6,702	6,282	420	6.7%

Note: Certain prior year customer channel classifications were reclassified to conform to current year classifications.
Note: The pounds shipped number in the Consumer Direct channel, includes shipments made to Keurig, Inc. for sales to the retail channel.

Region	Q1 13 wks. ended 12/30/06	Q1 13 wks. ended 12/24/05	Q1 Y/Y lb. Increase	Q1 % Y/Y lb. Increase
New England	3,146	2,780	366	13.2%
Mid Atlantic	1,796	1,722	74	4.3%
South	1,082	1,046	36	3.4%
Midwest	330	354	(24)	-6.8%
West	306	334	(28)	-8.4%
International	42	46	(4)	-8.7%
Totals	6,702	6,282	420	6.7%

Data Related to Keurig, Inc., a wholly-owned subsidiary, and Green Mountain Coffee Roasters
(Unaudited data and in thousands)

	Q1 13 wks	Q1 13 wks	Q1	Q1%
	ended	ended	Y/Y	Y/Y
	12/30/06	12/31/05	Increase	Increase
Total Keurig brewers shipped (1)	121	76	44	58%
Total K-Cups shipped (system-wide) (2)	146,000	102,000	44,000	43%
Total K-Cups shipped by GMCR (3)	82,000	61,000	21,000	34%
  Total Keurig brewers shipped means brewers shipped by Keurig to customers in the US/Canada. Cumulative brewers shipped life to date to customers in the US/Canada as of 12/30/06 is 594 thousand units.
  Total K-Cups shipped (system-wide) means K-Cup shipments by all Keurig licensed roasters to customers in the US/Canada. These shipments form the basis upon which royalties are calculated by licensees for payments to Keurig.
  Total K-Cups shipped by GMCR are under the brands Green Mountain Coffee, Newman's Own Organics coffee and Celestial Seasonings tea.

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